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                                                                    Exhibit 23.b


                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the prospectuses and prospectus supplements included in the registration statements of Masco Corporation on Form S-3 (Registration Nos. 33-2374, 33-42722 and 33-53330) and on Form S-8 (Registration Nos. 2- 54711, 2-95969, 33-28142, and 33-42229) of
our report dated February 24, 1994, on our audits of the consolidated financial statements of MascoTech, Inc. and subsidiaries as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, which report is included in this Current Report on Form 8-K. We also consent to the reference to our Firm under the caption "Experts" in such prospectuses and prospectus supplements.



/s/ COOPERS & LYBRAND

Detroit, Michigan
March 1, 1994